Investor Contact:	Company Contact:
Sharon Merrill Associates	Carl Paschetag, CFO
(617) 542-5300	(978) 970-5600
trr@investorrelations.com	cpaschetag@trcsolutions.com

TRC ANNOUNCES IMPROVED FINANCIAL RESULTS
FOR THE SIX MONTHS ENDED DECEMBER 31, 2006

Company Returns to Profitability and Achieves 11% Growth
in Net Service Revenue

Lowell, MA, May 18, 2007 - TRC (NYSE: TRR), a recognized leader in engineering, consulting and construction management, today announced financial results for the three months ended September 30, 2006 and the three and six months ended December 31, 2006.

First-Quarter Results

For the three months ended September 30, 2006, gross revenue was $102.9 million compared with $110.6 million for the three months ended September 30, 2005. Net service revenue for the three months ended September 30, 2006 grew 9.6% to $64.0 million compared with $58.4 million for the three months ended September 30, 2005. The Company reports both gross revenue and net service revenue. Gross revenue includes subcontracted costs that can fluctuate period to period based on the amount of subcontracted costs. The Company believes that net service revenue better reflects the value of services provided to customers.

Income from continuing operations for the three months ended September 30, 2006 was $0.5 million compared with a loss from continuing operations of $4.5 million for the three months ended September 30, 2005.  Net income for the three months ended September 30, 2006 was $0.3 million compared with a net loss of $4.6 million for the same period in fiscal 2006.  Net income applicable to common shareholders for the first quarter of fiscal 2007 was $0.2 million, or $0.01 per diluted share, compared with a net loss of $4.8 million, or $(0.34) per share, for the three months ended September 30, 2005.

Second-Quarter Results

For the three months ended December 31, 2006, gross revenue was $114.5 million compared with $96.2 million for the three months ended December 31, 2005. Net service revenue for the three months ended December 31, 2006 increased 12.5% to $65.8 million compared with $58.5 million for the three months ended December 31, 2005.

Income from continuing operations for the three months ended December 31, 2006 was $1.0 million compared with a loss from continuing operations of $5.4 million for the three months ended December 31, 2005.  Net income for the three months ended December 31, 2006 was $1.0 million compared with a net loss of $5.2 million for the three months ended December 31, 2005.  Net income applicable to common shareholders for the three months ended December 31, 2006 was $4.8 million, or $0.27 per diluted share, compared with a net loss of $5.4 million, or $(0.37) per share, for the three months

TRC

650 Suffolk Street  •  Lowell, Massachusetts 01854

Telephone 978-970-5600   •  Fax 949-453-1995

ended December 31, 2005.  Net income applicable to common shareholders for the three months ended December 31, 2006 included a $3.9 million benefit related to the redemption of $15.0 million of convertible redeemable preferred stock for the Company’s common stock in December 2006.  The benefit did not impact net income but increased diluted earnings per share by $0.22.

Results for the Six Months Ended December 31, 2006

For the six months ended December 31, 2006, gross revenue was $217.4 million compared with $206.8 million for the six months ended December 31, 2005. Net service revenue for the six months ended December 31, 2006 grew 10.9% to $129.8 million compared with $117.0 million for the six months ended December 31, 2005.

Net income for the six months ended December 31, 2006 was $1.3 million compared with a net loss of $9.8 million for the six months ended December 31, 2005.  Net income applicable to common shareholders for the first six months of fiscal 2007 was $5.0 million, or $0.29 per diluted share, compared with a net loss of $10.2 million, or $(0.71) per share, for the six months ended December 31, 2005.  Net income applicable to common shareholders included a loss per share from discontinued operations of $0.01 in the first six months of fiscal 2007 and a gain per share from discontinued operations of $0.01 in the comparable period in fiscal 2006.  Net income applicable to common shareholders for the six months ended December 31, 2006 included a $3.9 million benefit related to the redemption of $15.0 million of convertible redeemable preferred stock for the Company’s common stock in December 2006. The benefit did not impact net income but increased diluted earnings per share by $0.23.

Comments on the First Half of Fiscal 2007

“During the first half of fiscal 2007, we began to see the benefits of the comprehensive initiatives we are implementing to transform TRC,” said Chairman and CEO Chris Vincze.  “We returned the Company to profitability through our ongoing cost reduction efforts, increased operational efficiencies and focus on margin improvement.  We are pleased with our sales performance in both quarters as we achieved double-digit growth in net service revenue for the first half of fiscal 2007.  During both quarters, we had significant customer wins and generated backlog increases in our four primary markets:

environmental, infrastructure, energy and real estate.”

“In early fiscal 2007, we assembled a new management team to execute our turnaround strategy,” Vincze said.  “Our new team is reshaping and re-energizing our organization as we seek to establish TRC as a top performer in the marketplace.  In the first half of fiscal 2007, we continued to streamline our business as we transition from a decentralized business model to a leaner centralized approach for all of our corporate functions.  We are making considerable progress in identifying and eliminating redundancies while beginning to achieve synergies in purchasing, sales and marketing, human resources and other areas.  Our primary goal is to position TRC for long-term sustainable, profitable growth.”

Outlook and Financial Guidance

“With our restructuring largely completed, fiscal 2007 represents the first stage in our three-year turnaround strategy,” said Vincze.  “This is the year in which we plan to substantially reduce our costs, improve our financial flexibility and lay the groundwork, which includes investing in TRC infrastructure, for our next phase of profitable growth.  The transformation of TRC will continue into fiscal 2008 and we expect to optimize our operations during fiscal 2009.  By the end of fiscal 2009, we hope to have secured our position as an above-industry-average performer.”

“Based on favorable industry trends, we are optimistic about the long-term growth prospects for TRC,” said Vincze.  “Each of our market sectors should grow over the next several years.  We expect TRC to benefit from a broad range of factors including: high energy prices and a strong corporate spending environment; changing demographics in the U.S. and government efforts to modernize the nation’s aging infrastructure; and the combination of increased demand for outsourced engineering services.”

For the third quarter of fiscal 2007, TRC expects to report gross revenue of approximately $115 million and net service revenue of approximately $64 million.  TRC expects to report a de minimis net loss for the third quarter based primarily on seasonality, the launch of its branding campaign and expenses related to the installation of an enterprise-wide IT platform, as well as extensive employee travel and training associated with that system.

Chris Vincze continued, “On behalf of TRC’s management team, we want to thank all of our employees and shareholders for their ongoing support and continued patience.  We anticipate filing Forms 10-Q for the first and second quarter of fiscal 2007 by May 25, 2007 and our Form 10-Q for the third-quarter of fiscal 2007 by the end of June 2007.  We currently expect to return to a normal reporting schedule for the fiscal year ended June 30, 2007.”

Restatement of Retained Earnings

Subsequent to the issuance of its consolidated financial statements for the fiscal year ended June 30, 2006, the Company determined that it did not record an insurance recoverable and the related tax effect on an Exit Strategy® contract during the year ended June 30, 2001.  As a result, shareholders’ equity as reported in the Company’s June 30, 2006 Form 10-K was understated.  This restatement has no impact on the Company’s consolidated statements of operations or cash flows for the fiscal year ended June 30, 2006.  Accordingly, the Company is also announcing today that it will be restating the consolidated balance sheets and statements of changes in shareholders’ equity in its Form 10-K for the year ended June 30, 2006.  As a result of this restatement, the Company is not including  balance sheet information for the quarters ended September 30, 2006 and December 31, 2006 in the financial tables of today’s news release.

The Company expects to file an amended 10-K for fiscal 2006 by May 25, 2007.

Conference Call Information

The Company will host a conference call this morning at 9:00 a.m. ET to discuss its financial results for the first half of fiscal 2007.  Those who wish to listen to the conference call should visit the “Investor Center” section of TRC’s website at www.TRCsolutions.com.  The call also may be accessed by dialing (877) 407-5790 or (201) 689-8328 prior to the start of the call.  For interested individuals unable to join the live conference call, a webcast replay will be available on the Company’s website.

About TRC

TRC creates and implements sophisticated and innovative solutions to the challenges facing America’s real estate, environmental, energy, and infrastructure markets. The Company is also a leading provider of technical, financial, risk management, and construction services to commercial and government customers across the country. For more information, visit TRC’s website at www.TRCsolutions.com.

Forward-Looking Statements

Certain statements in this press release may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by forward-looking words such as “may,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” or other words of similar import. You should consider statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial condition, or state other “forward-looking” information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and actual results may differ materially from those discussed as a result of various factors, including, but not limited to, the availability and adequacy of insurance and bonding, the uncertainty of our operational and growth strategies, the challenges inherent in integrating newly acquired businesses, regulatory uncertainty, the availability of funding for government projects, the level of demand for our  services, product acceptance, industry-wide competitive factors, the ability to continue to attract and retain highly skilled and qualified personnel, recent changes in our  senior management, the results of outstanding litigation, risks arising from either failure to identify, or from identified material weaknesses in our internal controls over financial reporting or our inability to effectively remedy such weaknesses, our inability to comply with the terms of our credit facility and our lenders’ future unwillingness to waive our noncompliance, and general political or economic conditions.  Furthermore, market trends are subject to changes, which could adversely affect future results. See additional discussion in our Annual Report on Form 10-K for the fiscal year ended June 30, 2006, and other factors detailed from time to time in our other filings with the Securities and Exchange Commission.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(Unaudited)

	Three Months Ended
	September 30,
	2006	2005
Gross revenue	$102,911	$110,628
Less subcontractor costs and direct charges	38,960	52,200
Net service revenue	63,951	58,428
Interest income from contractual arrangements	1,201	885
Insurance recoverables	4,745	633
Operating costs and expenses:
Cost of services	57,963	54,657
General and administrative expenses	6,990	6,344
Provision for doubtful accounts	908	3,171
Depreciation and amortization	2,008	1,624
	67,869	65,796
Operating income (loss)	2,028	(5,850)
Interest expense	1,133	930
Income (loss) from continuing operations before taxes and equity earnings (losses)	895	(6,780)
Federal and state income tax provision (benefit)	447	(2,251)
Income (loss) from continuing operations before equity earnings (losses)	448	(4,529)
Equity in earnings from unconsolidated affiliates, net of taxes	19	11
Income (loss) from continuing operations	467	(4,518)
Discontinued operations, net of taxes	(123)	(102)
Net income (loss)	344	(4,620)
Dividends and accretion charges on preferred stock	147	214
Net income (loss) applicable to common shareholders	$197	$(4,834)
Basic earnings (losses) per common share:
Continuing operations	$0.02	$(0.33)
Discontinued operations, net of taxes	(0.01)	(0.01)
	$0.01	$(0.34)
Diluted earnings (losses) per common share:
Continuing operations	$0.02	$(0.33)
Discontinued operations, net of taxes	(0.01)	(0.01)
	$0.01	$(0.34)
Average shares outstanding:
Basic	16,729	14,396
Diluted	17,194	14,396

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Gross revenue	$114,488	$96,210	$217,399	$206,838
Less subcontractor costs and direct charges	48,671	37,680	87,631	89,879
Net service revenue	65,817	58,530	129,768	116,959
Interest income from contractual arrangements	1,250	962	2,451	1,847
Insurance recoverables	71	171	4,816	804
Operating costs and expenses:
Cost of services	56,340	57,444	114,303	112,101
General and administrative expenses	4,717	5,973	11,707	12,318
Provision for doubtful accounts	949	1,314	1,857	4,485
Depreciation and amortization	2,031	1,725	4,039	3,349
	64,037	66,456	131,906	132,253
Operating income (loss)	3,101	(6,793)	5,129	(12,643)
Interest expense	1,147	1,340	2,280	2,270
Income (loss) from continuing operations before taxes and equity earnings (losses)	1,954	(8,133)	2,849	(14,913)
Federal and state income tax provision (benefit)	981	(2,700)	1,428	(4,951)
Income (loss) from continuing operations before equity earnings (losses)	973	(5,433)	1,421	(9,962)

Equity in earnings (losses) from unconsolidated affiliates, net of taxes	18	(13)	37	(3)
Income (loss) from continuing operations	991	(5,446)	1,458	(9,965)
Discontinued operations, net of taxes	—	267	(123)	166
Net income (loss)	991	(5,179)	1,335	(9,799)
Dividends, accretion charges, and benefit on redemption on preferred stock	(3,789)	176	(3,642)	391
Net income (loss) applicable to common shareholders	$4,780	$(5,355)	$4,977	$(10,190)
Basic earnings (losses) per common share:
Continuing operations	$0.28	$(0.39)	$0.30	$(0.72)
Discontinued operations, net of taxes	—	0.02	(0.01)	0.01
	$0.28	$(0.37)	$0.29	$(0.71)
Diluted earnings (losses) per common share:
Continuing operations	$0.27	$(0.39)	$0.30	$(0.72)
Discontinued operations, net of taxes	—	0.02	(0.01)	0.01
	$0.27	$(0.37)	$0.29	$(0.71)
Average shares outstanding:
Basic	17,117	14,456	16,923	14,426
Diluted	17,554	14,456	17,376	14,426